Exhibit 10.16

MEDPACE HOLDINGS, INC.

2016 INCENTIVE AWARD PLAN

SUB-PLAN FOR UK PARTICIPANTS

1.	Purpose

Pursuant to the powers granted by the Administrator in Section 4.5(d) of the Medpace Holdings, Inc., 2016 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this UK Sub-Plan (the “Sub-Plan”). The purpose of the Sub-Plan is to promote the success and enhance the value of Medpace Holdings, Inc., (the “Company”), by linking the individual interests of Employees, to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Sub-Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

The Sub-Plan forms the rules of the employee share scheme applicable to the United Kingdom based Employees of the Company and any Subsidiaries. All Awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms. Other service providers who are not Employees (such as Consultants or Non-Employee Directors) are not eligible to receive Awards and become participants pursuant to this Sub-Plan.

2.	Definitions and Construction

Capitalized terms used in the Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the Sub-Plan. The singular pronoun shall include the plural where the context so indicates.

The defined terms set out in Article 2 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that wherever the following terms are: (i) used in the Sub-Plan or (ii) used in the Plan but apply to Awards made under the Sub-Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise.

a)	“Eligible Individual” shall be interpreted as referring only to Employees;

b)	“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 and all Options granted to Employees based in the United Kingdom will be Non-Qualified Stock Options; and

c)	“Termination of Service” shall be interpreted as referring only to the date the participant ceases to be an Employee in accordance with 2.59 (c) of the Plan when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees based in the United Kingdom.

3.	Shares subject to the Plan

The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Sub-Plan, when taken together with the number of which may be issued or transferred pursuant to Awards under the Plan or any other sub-plan shall not exceed the limit specified by Section 3 of the Plan, as amended from time to time.

The provisions of Article 3 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that the following words in Section 3.1(c) shall be omitted:

“Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.”

4.	Granting of Awards

The provisions of Article 4 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that:

a)	In Section 4.1, the following words shall be omitted:

“Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy”

b)	In Section 4.2, the following words shall be omitted:

“Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code”.

c)	Section 4.4 shall be replaced with the following:

“Terms of Employment Nothing in the Sub-Plan or any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employment of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.”

d)	Section 4.6 “Non-Employee Director Awards” shall be omitted from the Sub-Plan.

5.	Provisions Applicable to Awards Intended to Qualify As Performance-Based Compensation

The provisions of Article 5 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

6.	Granting of Options and Stock Appreciation Rights

The provisions of Article 6 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 6.2 “Qualification of Incentive Stock Options” and the provisions in Article 6.3 and 6.4 detailing specific requirements for Incentive Stock Options shall be omitted.

7.	Exercise of Options and Stock Appreciation Rights

The provisions of Article 7 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 7.4 shall be omitted.

8.	Award of Restricted Stock

The provisions of Article 8 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 8.5 shall be replaced with the following:

“If requested by the Company the Holder will (on or within 14 days of) acquiring the Restricted Stock, join with his or her employer in electing, pursuant to Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) that, for the relevant tax purposes, the market value of the Restricted Stock acquired will be calculated as if the Shares were not restricted and Sections 425 to 430 (inclusive) of ITEPA are not to apply to such Shares.

9.	Award of Restricted Stock Units

The provisions of Article 9 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Section 9.6 shall be replaced with the following:

“Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.”

10.	Award of Other Stock or Cash Based Awards and Dividend Equivalents

The provisions of Article 10 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

11.	Additional Terms of Awards

The provisions of Article 11 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that:

a)	Article 11.2 shall be amended so that the word “taxes” when used in Article 11.2 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions (any a “Tax Liability”)

b)	The following words shall be added at the end of Article 11.2:

“The Holder will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability.”

c)	The provisions in Articles 11.3(b) and 11.7 relating specifically to Incentive Stock Options shall be omitted from the Sub-Plan.

12.	Administration

The provisions of Article 12 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan;

13.	Miscellaneous Provisions

The provisions of Article 13 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan save that Article 13.10 shall only apply to Awards under the Sub-Plan to the extent subject to Section 409A.

In the event of a conflict between the terms of the Sub-Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the Sub-Plan, the terms of the Sub-Plan will control.

4